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EXHIBIT 10.2 FEE AGREEMENT WITH RICHARD O. WEED

                                 WEED & CO. L.P.
     4695 MACARTHUR COURT, SUITE 1450, NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087




                                  July 30, 2001


Mr. Jon Marple
President and CEO
Force 10 Trading, Inc.

Telephone 949.723.0514
Cellular 949.294.8539


            RE: Special Projects

Dear Mr. Marple:

The purpose of this letter is to set forth the terms and conditions that will govern our professional relationship.

This agreement for professional services is between Force 10 Trading, Inc., a Delaware corporation, and all its subsidiaries, ("Client") and Weed & Co. L.P. ("Weed") whose address is 4695 MacArthur Court, Suite 1450, Newport Beach, California 92660.

Weed agrees to provide professional services to Client with respect to certain capital formation, business strategy and legal affairs referred to Weed by Client from time to time. This agreement is made to document the conditions and guidelines that will govern the relationship between the parties. The initial special project involves the following matter:

ADVISE AND ASSIST THE CLIENT REGARDING A MERGER WITH A PUBLICLY TRADING SHELL COMPANY, THE PREPARATION AND FILING OF A REGISTRATION STATEMENT ON THE PROPER FORM, AND EFFORTS TO INSURE A LISTING OF THE COMBINED BUSINESS ON THE OTC BULLETIN BOARD.

To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services that Weed will provide shall be in accordance with the following terms and conditions.

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PROFESSIONAL FEES

Fees will be based upon the reasonable value of Weed's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Weed.

Weed's rate is $300 per hour. It is anticipated that Client and Weed will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing.

Client further understands that during the course of Weed's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

COSTS AND EXPENSES

Client understands that in the course of representation, it may be necessary for Weed to incur certain costs or expenses. Client will reimburse Weed for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services and approved by Client in advance. More particularly, Client will reimburse Weed in accordance with the following guidelines:

1. COMPUTER-RELATED EXPENSES - Client will reimburse Weed for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Weed to utilize computer services that will enable Weed to more efficiently manage the projects.

2. TRAVEL - Client will reimburse Weed for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

3. FILING FEES & COURT COSTS - Client will reimburse Weed for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Weed.

BILLING

All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Weed will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Weed's invoices as described below.

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PAYMENT

To initiate the relationship Client agrees to deliver a cash retainer fee of $4,000. Client shall pay Weed's out of pocket costs promptly. As payment for professional services, Client agrees to pay in cash or as follows.

As payment for services, Client has proposed and Richard O. Weed ("Attorney") has agreed, that immediately following the merger with the public company, Client place a block of shares of free trading stock in Attorney's name with a market value of $30,000. (Attorney and Client agree that it may be several months before Client can perform by issuing shares of free trading stock in Client to Attorney.) At least once a month, Attorney will send Client a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, sufficient Company stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement. Attorney has not been engaged to perform, nor will Attorney agree to perform any services in connection with a capital raising transaction in exchange for shares registered on Form S-8. The rules and regulations of the United States Securities and Exchange Commission do not allow the use of a Form S-8 registration statement under such circumstances. Any fees for services that are in connection with a capital raising transaction shall be paid in cash or registered on another form of registration statement.

In the course of Attorney's representation of the Company, if all the stock is liquidated, a new block of stock sufficient to cover projected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the terms and conditions outlined above. At the conclusion of Attorney's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to Client.

Client has agreed to promptly register such blocks of stock pursuant to Form S-8 or other applicable registration statement at its own expense and deliver such stock to the Attorney or brokerage firm upon the filing and effectiveness of the registration statement.

STOCK OPTION

As an incentive for Weed to represent the Client and to increase Weed's proprietary interest in the success of the Client, thereby encouraging it to maintain its relationship with the Client, the Client hereby grants to Weed options to purchase shares of the Client's common stock. As an initial option, the Client hereby grants Weed the right to purchase either (1) 250,000 shares or
(2) 2% of Client's outstanding common stock calculated immediately following the merger with the public shell company, whichever is greater, at a price equal to 125% of the lowest bid price for the public company's common stock during the 10 trading days prior to the initial closing date of the merger agreement as shown by reports from IDD Information Services, Bloomberg, L.P. or other reliable data source. Further, every six months following the date hereof that this agreement remains in effect, the Company shall grant to Weed an option to purchase an additional 50,000 shares of Client's common stock at a price equal to 125% of the average closing bid price for the 10 days immediately prior to the date of the grant. All stock options will expire unless exercised on or before December 31, 2005 or 3 years from the date of the grant, whichever is later. The options granted will not be subject to dilution (i.e. no adjustment to the number of shares or the exercise price) based upon any reverse split of the Client's common stock. Client has agreed to promptly register the shares of common stock underlying the stock options at its own expense.

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Client shall cause any subsidiary or parent corporation to adopt and be bound by this Agreement and all its provisions.

INVOLVEMENT OF CLIENT

Client expects to be kept closely involved with the progress of Weed's services in this matter. Weed will keep Client apprised of all material developments in this matter, and will provide sufficient notice to enable a representative to attend meetings, conferences, and other proceedings.

There may be times when Weed will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay.

TERMINATION

Client shall have the right to terminate Weed's engagement by written notice at any time. Weed has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Weed will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new service provider.

DISPUTES

The laws of the State of California shall govern the interpretation of this agreement, including all rules or codes of ethics that apply to the provision of services. All disputes between us arising out of this engagement which cannot be settled, shall be resolved through binding arbitration in Orange County, California in accordance with the rules for resolution of commercial disputes, then in effect, of the American Arbitration Association, and judgment upon the award may be entered in any Court having jurisdiction thereof. It is further agreed that the arbitrators may, in their sole discretion, award attorneys' fees to the prevailing party.

If the foregoing accurately reflects your agreement with Richard O. Weed regarding professional services, please sign and return a duplicate copy of this letter. Thank you in advance for your prompt attention to this matter. We will also need a copy of the articles of incorporation with any amendments, bylaws, and corporate minutes during the last 12 months.


                                             Very truly yours,

                                             /s/ Richard O. Weed
                                             -------------------
                                             Richard O. Weed
                                             Managing Director/Special Projects
Approved and Agreed:
Force 10 Trading, Inc.

By: /s/ Jon H. Marple
    ---------------------
Name: Jon H. Marple
Title: CEO
Date: 7/30/01

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